Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-92331) pertaining to the 401(k) Plan of HP Inc. of our report dated June 21, 2018, with respect to the financial statements and schedules of the HP Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

San Jose, California
June 21, 2018